Exhibit 4.14

CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS
OF
SERIES B CONVERTIBLE PREFERRED STOCK
OF
BIOGAN INTERNATIONAL, INC.

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

        I, Joseph P. Galda, being the Secretary of Biogan International, Inc., a corporation organized and existing under the General Corporation law of the State of Delaware (the "Corporation"), DO HEREBY CERTIFY THAT:

        Pursuant to the authority conferred upon the Board of Directors by Certificate of Incorporation of the said Corporation, the Executive Committee of said Board of Directors on July 16, 2002, adopted the following resolution created a series of 3,624,000 shares of Series B Convertible Preferred Stock, par value $.001 per share, designated as Series B Convertible Preferred Stock, as follows:

        RESOLVED, that pursuant to the authority vested in the Executive Committee of the Board of Directors of this Corporation in accordance with the provisions of its Certificate of Incorporation a series of Preferred Stock of the Corporation is hereby created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof, are as follows:

Series B Convertible Preferred Stock

        1.    Designation and Number. The designation of a series of preferred stock fixed by this resolution shall be "Series B Convertible Preferred Stock" (the "Series B Preferred Stock") and the number of shares constituting such series shall be 3,624,000.

        2.    Rank. The Series B Preferred Stock shall rank (i) on parity with all of the Corporation's Common Stock, par value $.001 per share ("Common Stock"), (ii) prior to any class or series of capital stock of the Corporation hereafter created either specifically ranking by its terms junior to the Series B Preferred Stock and the Common Stock or not specifically ranking by its terms senior to or on parity with the Series B Preferred Stock and the Common Stock ("Series B Junior Securities"); (iii) on parity with any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms on parity with the Series B Preferred Stock and the Common Stock ("Series B Parity Securities"); and (iv) junior to the outstanding shares of the Corporation's Series A Convertible Preferred Stock and any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms senior to the Series B Preferred Stock ("Series B Senior Securities"), in each case, as to payment of dividends or as to distributions of assets upon liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (all such distributions being referred to collectively as "Distributions").

        3.    Dividends and Distributions. If any Distribution shall be made (including, without limitation, a distribution in liquidation or a distribution of rights) to the holders of Common Stock, the Corporation shall at the same time pay a Distribution to the holders of the Series B Preferred Stock (collectively, the "Series B Holders" and individually a "Series B Holder") on each share of Series B Preferred Stock equal to the Distributions that would have been paid or made in respect of the shares of Common Stock into which such share of Series B Preferred Stock is convertible on the record date for the determination of stockholders of Common Stock to be entitled to such Distribution.

        4.    Voting Rights. Each Series B Holder of Series B Preferred Stock shall be entitled to vote on all matters as to which the holders of the Common Stock are entitled to vote and, except as otherwise expressly provided herein, shall be entitled to that number of votes equal to the largest number of whole shares of Common Stock into which such Series B Holder's shares of Series B Preferred Stock could be converted pursuant to the provisions of paragraph 5 below (without regard to any limitation on the number of shares of Common Stock which is authorized for issuance), as of the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or the date any written consent of stockholders is obtained. Except as otherwise required by law, the Series B Holders of Series B Preferred Stock and the holders of the Common Stock shall vote together as a single class and not as separate classes.

    5.    Conversion.

           (A)    Automatic Conversion. The Series B Preferred Stock shall be automatically converted, in whole, but not in part, into fully paid and non-assessable shares of Common Stock at the effective time (the "Effective Time") of an amendment to the Certificate of Incorporation of the Corporation authorizing an additional issuance of Common Stock in an amount sufficient to permit a conversion of all issued and outstanding Series B Preferred Stock to Common Stock of the Corporation, or upon the effective date of any transaction which effects a change of control of the Corporation the Series B Preferred Stock will be deemed to have been converted for the purpose of calculating the rights and interests of the holders of the Series B Preferred Stock in such change of control transaction.

          (B)    Conversion Rate. Each share of Series B Preferred Stock shall be convertible into 100 shares of Common Stock (the "Conversion Rate"). The Conversion Rate shall be subject to adjustment from time to time as provided below.

           (C)    Mechanics of Conversion. Within three business days after the Effective Time, the Corporation shall send a notice to each Series B Holder of Series B Preferred Stock, advising such Series B Holder to surrender certificates representing such Series B Preferred Stock, to the Corporation. Upon presentation of such certificates, duly endorsed for transfer, the Corporation shall thereupon promptly issue and deliver at such office to such Series B Holder a certificate or certificates for the number of shares of Common Stock to which such Series B Holder is entitled. Such conversion will be deemed to have been made as of the Effective Time.

           (D)    Adjustment for Subdivisions and Combinations. If the Corporation at any time or from time to time at or prior to the Effective Time effects a subdivision or combination of the shares of Common Stock (whether effected as a stock split, reverse stock split, reclassification or otherwise), the applicable Conversion Rate then in effect immediately prior to such event shall be proportionately adjusted in accordance with paragraph 5(G).

           (E)    Adjustment for Certain Dividends and Distributions. If the Corporation at any time or from time to time prior to the Effective Time makes a dividend (or other such distribution) payable in shares of Common Stock, then and in each such event the applicable Conversion Rate then in effect shall be appropriately adjusted as of the time of such issuance in accordance with paragraph 5(G).

           (F)    Adjustment for Reclassification. In the event that at any time or from time to time prior to the Effective Time the shares of Common Stock issuable upon the conversion of the Series B Preferred Stock are changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares provided for elsewhere in this paragraph 5), then and in any such event each Series B Holder shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series B Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein.

           (G)    Calculation of Adjustment to Conversion Rate. In the case of any adjustment to the Conversion Rate required pursuant to paragraphs 5(D) and (E) above, such adjustment shall be calculated as follows. The applicable Conversion Rate in effect immediately prior to the event requiring such adjustment shall be multiplied by a fraction (i) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to the event and (ii) the numerator of which is the number of shares of Common Stock outstanding immediately following such event. Any such adjustment shall become effective as follows: (i) in the case of any adjustment under paragraph 5(D), on the effective date of any event described therein and (ii) in the case of any adjustment under paragraph 5(E), retroactively to the record date fixed for such dividend or distribution.

           (H)    Certificate of Adjustment. In each case of an adjustment or readjustment of the applicable Conversion Rate, the Corporation shall promptly prepare a certificate signed by an officer of the Corporation showing such adjustment or readjustment, and shall provide such certificate to each registered Series B Holder of the Series B Preferred Stock. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement, if appropriate, of (i) the applicable Conversion Rate at the time immediately preceding and following such adjustment or readjustment, (ii) the number of shares of Common Stock issued in the transaction requiring the adjustment (if any) and (iii) the type and amount, if any, of other property which at the time would be received upon conversion of the Series B Preferred Stock.

           (I)    Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series B Preferred Stock. In lieu of any fractional share to which the Series B Holder would otherwise be entitled, the Corporation shall pay cash equal to the product of such fraction multiplied by the fair market value of the Common Stock on the date of conversion. The fair market value of the Common Stock shall be the fair market value of the Common Stock as determined in good faith by the Board of Directors of the Corporation (which determination shall be reasonably satisfactory to the Series B Holders of the Series B Preferred Stock).

           (J)    Notices. Any notice required by the provisions of this paragraph 5 to be given to the Series B Holders of shares of the Series B Preferred Stock will be deemed given upon the earlier of actual receipt or 72 hours after the same has been deposited in the United States mail, by certified or registered mail, return receipt requested, postage prepaid, and addressed to each Series B Holder of record at the address of such Series B Holder appearing on the books of the Corporation.

           (K)    Payment of Taxes. The Corporation shall pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series B Preferred Stock.

           IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Joseph P. Galda, its Secretary.

Date: July 18, 2002

BIOGAN INTERNATIONAL, INC.

By: /s/ Joseph P. Galda
Name: Joseph P. Galda
Title: Secretary